Exhibit (m)(6)

FIFTH AMENDED AND RESTATED SHAREHOLDER SERVICING PLAN

OF

VOYA PARTNERS, INC.

ADVISER CLASS SHARES

CLASS R SHARES

EFFECTIVE JULY 17, 2026

Section 1. Upon the recommendation of the distributor (the “Distributor”) of shares of the Adviser Class Common Stock of each series of shares of Voya Partners, Inc. (the “Fund”) listed on Schedule A, as such schedule may be revised from time to time, with a par value of $.001 per share (the “Adviser Class Shares”)1, any officer of the Fund is authorized to execute and deliver, in the name and on behalf of the Fund, written agreements (“Servicing Agreements”) with certain service organizations (“Service Organizations”). Such Servicing Agreements shall require the Service Organizations to provide certain support services on behalf of the Fund as set forth therein to their clients who beneficially own Adviser Class Shares in consideration of a fee, computed daily and paid monthly in the manner set forth in the Servicing Agreements, at the annual rate not to exceed 0.25% of the average daily net asset value of Adviser Class Shares held by the Service Organizations on behalf of their clients. All expenses incurred by the Fund in connection with the Servicing Agreements and the implementation of this Shareholder Servicing Plan (“Plan”) shall be borne entirely by the holders of Adviser Class Shares.

Section 2. The Distributor shall monitor the arrangements pertaining to the Fund’s Servicing Agreements with Service Organizations in accordance with the terms of the Distributor’s distribution agreement with the Fund pertaining to Adviser Class Shares. The Distributor shall not, however, be obligated by this Plan to recommend, and the Fund shall not be obligated to execute, any Servicing Agreement with any Service Organization.

Section 3. So long as this Plan is in effect, the Distributor shall provide to the Fund’s Board of Directors, and the Directors shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

Section 4. This Plan shall become effective upon the approval of the Plan by a majority of the Fund’s Directors who are not “interested persons” as defined in the Investment Company Act of 1940 (the “Act”) of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any Servicing Agreements or other agreements related to this Plan (the “Disinterested Directors”), pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan.

Section 5. Unless sooner terminated, this Plan shall continue for one year from the date of its approval as provided above, and thereafter shall continue automatically for successive annual periods, provided such continuance is approved at least annually in the manner set forth in Section 4.

1Effective July 17, 2026, Adviser Class shares of Voya Global Insights Fund were renamed Class R shares. For avoidance of doubt, references to Adviser Class Shares herein shall also refer to Class R shares of the Fund, as applicable.

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Section 6. This Plan may be amended at any time by the Fund’s Board of Directors, provided that any material amendments of the terms of this Plan shall become effective only upon the approvals set forth in Section 4.

Section 7. This Plan is terminable at any time by vote of a majority of the Disinterested Directors.

Section 8. While this Plan is in effect, the selection and nomination of those Directors who are not “interested persons” (as defined in the Act) of the Fund shall be committed to the discretion of such Directors who are not “interested persons” (as defined in the Act) of the Fund.

Section 9. In providing services under this Plan, the Distributor will comply with all applicable state and federal laws and the rules and regulations of authorized regulatory agencies.

Section 10. The provisions of this Plan are severable as to each series of the Fund, and any action to be taken with respect to this Plan shall be taken separately for each series of the Fund affected by the matter.

Date last approved by the Board of Directors: November 13, 2025

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SCHEDULE A

FIFTH AMENDED AND RESTATED SHAREHOLDER SERVICING PLAN

OF

VOYA PARTNERS, INC.

ADVISER CLASS SHARES

CLASS R SHARES

Portfolios

Voya Global Bond Portfolio

Voya Global Insights Fund (formerly, Voya Global Insights Portfolio) (formerly, VY® Invesco

Global Portfolio)2

Voya Index Solution 2030 Portfolio

Voya Index Solution 2035 Portfolio

Voya Index Solution 2040 Portfolio

Voya Index Solution 2045 Portfolio

Voya Index Solution 2050 Portfolio

Voya Index Solution 2055 Portfolio

Voya Index Solution 2060 Portfolio

Voya Index Solution 2065 Portfolio

Voya Index Solution 2070 Portfolio

Voya Index Solution Income Portfolio

Voya International High Dividend Low Volatility Portfolio

Voya Solution 2030 Portfolio

Voya Solution 2035 Portfolio

Voya Solution 2040 Portfolio

Voya Solution 2045 Portfolio

Voya Solution 2050 Portfolio

Voya Solution 2055 Portfolio

Voya Solution 2060 Portfolio

Voya Solution 2065 Portfolio

Voya Solution 2070 Portfolio

Voya Solution Balanced Portfolio

Voya Solution Conservative Portfolio

Voya Solution Income Portfolio

Voya Solution Moderately Conservative Portfolio

VY® American Century Small-Mid Cap Value Portfolio

VY® Columbia Contrarian Core Portfolio

VY® Columbia Small Cap Value II Portfolio

VY® Invesco Comstock Portfolio

VY® Invesco Equity and Income Portfolio

VY® JPMorgan Mid Cap Value Portfolio

VY® T. Rowe Price Diversified Mid Cap Growth Portfolio

Last Updated: July 17, 2026, to reflect the renaming of Adviser Class shares to Class R shares for Voya Global Insights Fund (formerly, Voya Global Insights Portfolio).

2Effective July 17, 2026, Adviser Class shares of Voya Global Insights Fund were renamed Class R shares.

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